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                               #1


                    ASSET PURCHASE AGREEMENT

                     Dated as of March 24, 1999

                           By and Among

                   Westminster Homes of Alabama, LLC

                 Westminster Homes of Mississippi, LLC

                     Washington Homes, Inc.

                 Breland Homes of Mississippi, LLC

                    Breland Properties, Inc.


                               and

                          Louis W. Breland



                   ASSET PURCHASE AGREEMENT

                   TABLE OF CONTENTS

Recitals                       6
1. Definitions                                                 1
2. Basic Transaction                                           7
 (a)  Purchase and Sale of Assets                             7
 (b)  Assumption of Liabilities                               7
 (c)  Contracts                                               7
 (d)  Purchase Price                                          7
 (e)  The Closing                                             8
 (f)  Deliveries at the Closing                               8
 (g)  Prorations                                              8
 (h)  Second Closing                                          9
 (i)  Allocation                                              9
 (j)  Employees                                               9
 (k)  Land Development Limited Liability Company              9
 (l)  Right of First Refusal on Future Developments           9
 (m)  Name Change                                             9
 (n)  Lease of Office Space                                   9
 (o)  Intellectual Property                                  10
3. Representations and Warranties of Breland                  10
 (a)  Organization of Breland                                10
 (b)  Authorization of Transaction                           10
 (c)  Noncontravention                                       10
 (d)  Brokers' Fees                                          11
 (e)  Title to Assets                                        11
 (f)  Subsidiaries                                           11
 (g)  Financial Statements                                   11
 (h)  Events Subsequent to Year End                          11
 (i)  Undisclosed Liabilities                                12
 (j)  Legal Compliance                                       12
 (k)  Tax Matters                                            13
 (l)  Real Property                                          13
 (m)  Intellectual Property                                  15
 (n)  Tangible Personal Property                             15
 (o)  Contracts                                              16
 (p)  Litigation                                             16
 (q)  Employees                                              16
 (r)  Employee Benefits                                      16
 (s)  Environment, Health, and Safety                        17
 (t)  Third Party Consents                                   17
 (u)  Disclosure                                             17
4. Representations and Warranties of Buyer                    17
 (a)  Organization of Buyer                                  17
 (b)  Authorization of Transaction                           17
 (c)  Noncontravention                                       18
 (d)  Brokers' Fees                                          18
5. Pre-Closing Covenants                                     18
 (a)   General                                               18
 (b)  Notices and Consents                                   18
 (c)  Operation of Business                                  18
 (d)  Preservation of Business                               19
 (e)  Full Access                                            19
 (f)  Notice of Development; Change in Disclosure Schedules  19
 (g)  Exclusivity                                            19
 (h)  Title Reports                                          20
 (i)  Surveys                                                20
 (j)  Press Releases and Public Announcements                20
6. Conditions to Obligation to Close                          20
 (a)  Conditions to Obligation of Buyer                      20
 (b)  Conditions to Obligation of Breland                    21
7. Termination                                                22
 (a)  Termination of Agreement                               22
 (b)  Effect of Termination                                  23
8. Post-Closing Covenants                                    23
 (a)  General                                                23
 (b)  Litigation Support                                     23
 (c)  Transition                                             24
 (d)  Confidentiality                                        24
 (e)  Access to Records                                      24
 (f)  Covenant Not to Compete                                25
 (g)  Warranty Work on Recent Deliveries                     25
 (h)  Marketing and Promotional Materials                    26
 (i)  Use of Non-Transerred Assets                           26
 (j)  Land Contracts                                         26
 (k)  Madison Employees                                      26
9. Remedies for Breaches of This Agreement                    26
 (a)  Survival of Representations and Warranties             26
 (b)  Indemnification Provisions for Benefit of Buyer        26
 (c)  Indemnification Provisions for Benefit of Breland      27
    (d)  Matters Involving Third Parties                      27
    (e)  Determination of Adverse Consequences                28
    (f)  Basket and Cap                                       28
    (g)  Insurance Coverage                                   29
    (h)  Contractor Indemnification                           29
10. Miscellaneous                                             29
 (a)  No Third-Party Beneficiaries                          29
 (b)  Entire Agreement                                       29
 (c)  Succession and Assignment                              29
 (d)  Counterparts                                           30
 (e)  Headings                                               30
 (f)  Notices                                                30
 (g)  Governing Law                                          30
 (h)  Amendments and Waivers                                 30
 (i)  Severability                                           31
 (j)  Expenses                                               31
 (k)  Construction                                           31
 (l)  Incorporation of Exhibits and Disclosure Schedules     31
 (m)  Specific Performance                                   32
 (n)  Bulk Transfer Laws                                     32
 (o)  Dispute Resolution                                     32


Exhibits

A.   Assumption of Liabilities by Buyer
B.   Allocation of Purchase Price
C.   Third Party Consents
D.   Financial Statements
E.   Opinion of Counsel for Breland
F.   Joint VentureLimited Liability Company Term SheetCentury
          Land Company, LLC
G.   Lot Option Agreements
H.   Opinion of Counsel for Buyer



























                    Disclosure Schedule


     Schedule 1A -  Land Under Development

     Schedule 1B -  Inventory of Lots and Houses in Various
                    Stages of Completion, Work in Process,
                    Completed Homes, Model Homes


     Schedule 2  -  Tangible Personal Property

     Schedule 3 -   Intellectual Property

     Schedule 4  -  Leases

     Schedule 5A -  Land Contracts

     Schedule 5B -  Sales Contracts and Customer Deposits

     Schedule 6  -  Engineering and Environmental Studies

     Schedule 7  -  Contracts with Suppliers and Subcontractors

     Schedule 8  -  Plans, Permits and Budgets for Lots,
                    Subdivisions, Developments and Houses

     Schedule 9  -  Other Excluded Assets

     Schedule 10 -  Other Liabilities and Obligations Assumed

     Schedule 11 -  Exceptions to Representations and Warranties

     Schedule 12 -  Warranty Claims

     Schedule 13 -  Litigation

     Schedule 14 -  Employee Exceptions

     Schedule 15 -  Employee Agreements

                     ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "Agreement") entered into as of March 24, 1999, by and among WESTMINSTER HOMES OF ALABAMA, LLC, an Alabama limited liability company ("WHA"), WESTMINSTER HOMES OF MISSISSIPPI, LLC, a Mississippi limited liability company ("WHM"), WASHINGTON HOMES, INC., a Maryland corporation ("WHI"), BRELAND HOMES OF MISSISSIPPI, L.L.C., an Alabama limited liability company ("BHM"), BRELAND PROPERTIES, INC., an Alabama corporation ("BP"), and Louis W. Breland ("LWB"). WHA, WHM and WHI are herein referred to collectively as "Buyer" and BP, BHM, and LWB are herein referred to collectively as "Breland". Buyer and Breland are referred to collectively as the "Parties" and individually as a "Party". References to Breland or Buyer shall be construed as including each of the Persons individually which constitute Breland or Buyer.

      WHEREAS, BHM and BP are entities wholly owned by LWB, and are engaged in the design, construction and sale of single family homes and the development of land in connection therewith in Alabama and Mississippi; and

      WHEREAS, WHA and WHM have been organized as wholly owned subsidiaries of WHI for the purpose of entering the homebuilding business in Alabama and Mississippi; and

      WHEREAS, Breland wishes to sell its assets and Buyer wishes to purchase certain assets owned by Breland; and

      WHEREAS, LWB and WHI are joining in this Agreement for  the
purposes,   among   other   things,  of  providing   post-closing
indemnification for the representations, warranties and covenants contained herein.

      NOW,  THEREFORE, in consideration of the premises  and  the
mutual  promises  made  herein,  and  in  consideration  of   the
representations, warranties, and covenants contained herein, the Parties agree as follows.

1.     Definitions.
      "Acquired Assets" means all right, title, and interest in and to the following assets of Breland on the Closing Date: (a) real property (Schedule 1A of the Disclosure Schedule sets forth a listing of land under development and Schedule 1B sets forth a listing of the inventory of lots and houses in various stages ofthe real property set forth on Schedules 1A and 1B of the Disclosure Schedule (Schedule 1A sets forth a listing of land under development and Schedule 1B sets forth a listing of the inventory of lots and completion, work in process, completed homes and model homes as of the Effective Date) and any Improvements, raw materials and supplies, manufactured and purchased parts in connection therewith; (b) the tangible personal property (including office furniture, fixtures and equipment, computer equipment, model home furniture and fixtures, automobiles, trucks, construction and other equipment) including any manufacturer's warranties in connection therewith, the major items of which as of the Effective Date are listed on Schedule 2 of the Disclosure Schedule, (c) the name "Breland Homes," the trade marks and trade names listed on Schedule 3 of the
Disclosure Schedule, (d) leases, as listed on Schedule 4 of the Disclosure Schedule, and rights thereunder, (e) the contracts and option agreements for the purchase of lots or land in development, and deposits in connection therewith (the "Land Contracts"), which Land Contracts as of the Effective Date are listed as Schedule 5A and the contracts for the sale of homes, whether completed or under construction, (the "Sales Contracts") and any deposits in connection therewith whether held directly or in trust accounts (the "Customer Deposits"), including all rights thereunder, (Schedule 5B of the Disclosure Schedule sets forth a list of Sales Contracts along with the Customer Deposit for each contract, loan status, and construction status as of the Effective Date), (f) the engineering and environmental studies relating to real property sold hereunder, as listed on Schedule 6 of the Disclosure Schedule, (g) lists of and contracts with suppliers and subcontractors, including those listed on Schedule 7 of the Disclosure Schedule, which are in effect on the Effective Date, (h) architectural and other plans, permits and budgets for lots, subdivisions, developments and houses for the real property listed in Schedule 1A and 1B, (i) to the extent reflected in the calculation of the Purchase Price, all claims, deposits, prepayments, refunds, causes of action, causes in action, rights of recovery, rights of setoff, and rights of recoupment (excluding any such item relating to the payment of Taxes) relating to assets sold hereunder, (j) all franchises, approvals, permits, licenses, orders, registrations, certificates, and similar rights obtained from governments and governmental agencies used in connection with any Acquired Asset, and (k) the books, records, ledgers, files, electronic media storage, computer software, documents, correspondence, customer lists, plats, architectural plans, drawings, and specifications, creative materials, advertising, promotional and marketing materials, studies, reports, and other printed or written materials in connection with the Acquired Assets; (l) cash and cash equivalents (including restricted cash and Customer
Deposits)., (m) all rights of Breland under all employee agreements between employees and Breland, Madison or BH as listedhouses in various stages of completion, work in process, completed homes and model homes as of the Effective Date) and any Improvements, raw materials and supplies, manufactured and purchased parts in connection therewith; (b) the tangible personal property (including office furniture, fixtures and equipment, computer equipment, model home furniture and fixtures, automobiles, trucks, construction and other equipment) including any manufacturer's warranties in connection therewith, the major items of which as of the Effective Date are listed on Schedule 2 of the Disclosure Schedule; (c) the name "Breland Homes," the trade marks, trade names and copyrighted material listed on
Schedule  3 of the Disclosure Schedule; (d) leases, as listed  on
Schedule 4 of the Disclosure Schedule, and rights thereunder; (e) the contracts and option agreements for the purchase of lots or land in development, and deposits in connection therewith (the "Land Contracts"), which Land Contracts as of the Effective Date are listed on Schedule 5A and the contracts for the sale of homes, whether completed or under construction (the "Sales Contracts") including all rights thereunder, (Schedule 5B of the Disclosure Schedule sets forth a list of Sales Contracts along with the Customer Deposit for each contract, loan status, and construction status as of the Effective Date); (f) all engineering and environmental studies relating to real property sold hereunder, as listed on Schedule 6 of the Disclosure Schedule; (g) lists of and contracts with suppliers and subcontractors, including those listed on Schedule 7 of the Disclosure Schedule, which are in effect on the Effective Date;
(h) architectural and other plans, permits and budgets for lots, subdivisions, developments and houses for the real property listed in Schedule 1A and 1B; (i) to the extent reflected in the calculation of the Purchase Price, all claims, deposits, prepayments, employee receivables, escrows, refunds, causes of action, causes in action, rights of recovery, rights of setoff, and rights of recoupment (excluding any such item relating to the payment of Taxes) relating to assets sold or conveyed hereunder;
(j) to the extent transferable, all franchises, approvals, permits, licenses, orders, registrations, certificates, and similar rights obtained from governments and governmental agencies used in connection with any Acquired Asset; (k) the books, records, ledgers, files, electronic media storage, computer software, documents, correspondence, customer lists, plats, architectural plans, drawings, and specifications, creative materials, advertising, promotional and marketing materials, studies, reports, Intellectual Property and other printed or written materials in connection with the Acquired
Assets; and (l) all rights of Breland under all employee agreements between employees and Breland, Madison on Schedule 15 (the "Employment Agreements") and (n) all equity ownership interest in Breland Realty Inc., an Alabama corporation.or BHI as listed on Schedule 15 (the "Employment Agreements"). The foregoing notwithstanding, the Acquired Assets shall not include the Excluded Assets, as hereinafter defined.

       "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934.

     "Assumed Liabilities" means liabilities of Breland as of the Closing Date as follows: (a) liabilities and obligations of Breland as listed on Schedule 10 including accounts payable, construction debt, land acquisition and development debt, (b) all obligations of Breland under the Sales Contracts (including obligations to real estate brokers in connection therewith), and under the Land Contracts (the Sales Contracts as of the Effective Date are listed on Schedule 5A and the Land Contracts as of the Effective Date are listed on Schedule 5B), (c) obligations under leases (which as of the Effective Date are listed on Schedule 4),
(d) the obligation to perform warranty work for customers who purchased homes from Breland prior to the Effective Date but only to the extent set forth in section 8(g) and the obligation to perform warranty work for customers who purchased homes after the Effective Date, provided, however, that the Assumed Liabilities shall not include (i) any Liability of Breland for income, transfer, sales, use, and other Taxes whether or not arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Breland is transferring the Acquired Assets), (ii) any Liability of Breland for the unpaid Taxes of any Person, as a transferee or successor, by contract, or otherwise, (iii) any obligation of Breland to indemnify any Person, unless contained in a contract assumed,
(iv) any Liability of Breland for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (v) any Liability or obligation of Breland under this Agreement, or (vi) any Liability or obligation to any current or former employees of Breland to provide such persons with employment or in connection with any Employee Benefit Plan.

      "BHI" means Breland Homes, Inc., an Alabama corporation wholly owned by LWB.

     "BHM" has the meaning set forth in the preface above.

     "BP" has the meaning set forth in the preface above.

      "Breland" has the meaning set forth in the preface above.

     "Buyer" has the meaning set forth in the preface above.

     "Closing" has the meaning set forth in section 2(e) below.

      "Closing Date" has the meaning set forth in section 2(e) below.

      "Confidential Information" means any business or technical information used exclusively by Breland and which has economic value to Breland because it has been deliberately maintained as confidential by Breland. Confidential Information shall not include general business or technical information of Breland, even ifto the extent such information hasnot become generally available to the public.

      "Customer Deposits" means any deposit held by Breland in connection with a Sales Contract whether held directly or in a trust account.

      "Disclosure Schedule" means the compilation of Schedules described in this Agreement, which shall be certified by Breland to be true and correct as of the date of execution of this Agreement and at Closing.

     "Effective Date" means December 31, 1998.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or (e) any other material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

       "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws and regulations relating to (i) emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or (ii) otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, or (iii) laws and regulations relating to the development of land, such as, storm water management, erosion and sediment control, and use of wetlands.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Excluded Assets" means (i) assets listed on Schedule 9 including notes receivable from affiliates and mortgage and note receivable and a small aircraft owned by Breland, (ii) cash and cash equivalents (including restricted cash and Customer Deposits), (iii) the corporate stock, membership interests and organizational documents of BP, and BHM, their qualifications to conduct business as a foreign corporation, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, tax returns and other documents relating to the organization, maintenance, and existence of BP and BHM, (iv) any of the rights of Breland under this Agreement, and (v) any rights in or assets of the Employee Benefit Plans of Breland.
Breland, (vi) any licenses or permits which are not transferable, and (vii) Breland's insurance policies, but not including title insurance to be provided to Buyer at Closing.

     "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know
Act of 1986, as amended.

      "Final  Disclosure Schedule" has the meaning set  forth  in section 5(f)(iii) and which shall be certified by Breland to be true and correct as of the Closing Date.

      "Final Purchase Price" has the meaning set forth in section
2(d)(iv).

      "Financial Statements" has the meaning set forth in section
3(g) below.

       "Improvements"   means   individually   and   collectively
buildings, improvements, structures fixtures, raw materials and supplies and other personal property owned by Breland and used in connection with the real property sold hereunder.

      "Indemnified  Party" has the meaning set forth  in  section
9(d) herein.

      "Indemnifying Party" has the meaning set forth  in  section
9(d) herein.

       "Intellectual Property" means the following developed byowned or licensed to and used by Breland: (a) all trademarks, service marks, trade dress, logos, trade names, and corporate or company names of Breland, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (b) all copyrightable works of Breland, all copyrights of Breland, and all applications, registrations, and renewals of Breland in connection therewith, (c) all trade secrets and confidential business information of Breland (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f)(d) all computer software of Breland (including data and related documentation), and (g)(e) all copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" or "Breland's Knowledge" means the actual knowledge of LWB or his knowledge of facts which upon reasonable inquiry would lead to actual knowledge.

      "Land Contracts" has the meaning set forth in this 1 under the definition of "Acquired Assets".

      "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "LWB" has the meaning set forth in the preface above.

      "Madison"  means Madison Homes Holding Company, L.L.C.,  an
Alabama limited liability company, and its subsidiaries, all wholly ownedof which are controlled by LWB and its subsidiaries.

     "Multiemployer Plan" has the meaning set forth in ERISA Sec.
3(37).

      "Operational Adjustment" means the net result obtained by adjusting the amount of all"Net Worth" means the amount determined by deducting the book value of Assumed Liabilities and Acquired Assets to reflect differences between the Effective Date and the Closing Date.from the book value of Acquired Assets.

      "Ordinary Course of Business" means the ordinary course of business for Breland consistent with past custom and practice
(including with respect to quantity and frequency).

      "Other  Agreements"  means (a)Agreement"  means  the  Asset
Purchase Agreement of even date with this Agreement between Buyer and BHIand LWB and (b) the Agreement of even date herewith between Buyer and LWB.

      "Parties or Party" has the meaning set forth in the preface above.

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Permitted Exceptions" means (a) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of Breland or its subcontractors; (b) all liens for Taxes both general and special, and other governmental charges which are not due and payable as of the Closing; (c) all easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements and other matters of record on the Effective Date; (d) all electric power, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities of any nature now located on, over or under the Acquired Assets, and all licenses, easements, rights-of-way and other agreements relating thereto but, with respect to the Acquired Assets, only to the extent that such matters do not adversely affect, except in insubstantial ways, Buyer's ability to use the Acquired Assets in its business, for the purposes for which they were intended to be used; (e) all exiting public and private roads and streets (whether dedicated or undedicated) and all railroad lines and rights-of-way affecting the Acquired Assets.

      "Purchase Price" has the meaning set forth in section 2(d) below.

      "Right of First Refusal" means the right of Buyer (a) to be offered building lots prior to their being offered to any other Person and (b) the right for a 30 day period after written notice to be offered lots on the same terms (including financing) as would be available pursuant to a bonafide offer from an independent third party. These rights shall not apply to the offer and sale of individual residentialindividual lots to customers.

      "Sales Contracts" was the meaning set forth in this section
1 under the definition of "Acquired Assets".

      "Security Interest" means any mortgage, pledge, deed of trust, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, and
(b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings.

       "Subsidiary" means any corporation, limited liability company or partnership with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Survey" has the meaning set forth in 7(i)section 5(i) below.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Title Reports" has the meaning set forth in section 5(h).

      "Third  Party Claim" has the meaning set forth  in  section
9(d) herein.

     "WHA" has the meaning set forth in the preface above.

     "WHI" has the meaning set forth in the preface above.

     "WHM" has the meaning set forth in the preface above.

2.   Basic Transaction.

       (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Breland, and Breland agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this 2.
section 2. Buyer shall specify prior to Closing, which assets will be purchased by each of the entities constituting the Buyer.

       (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of
Breland not included within the definition of Assumed Liabilities. At the Closing, Breland will be released from any further liability on the Assumed Liabilities, except as otherwise provided herein.

      (c) Contracts. On and subject to the terms and conditions of this Agreement, the Parties agree to enter into, or, to the extent within the power of the Parties, cause the appropriate entities to enter into, the Lot Option Agreements as listed and outlined on Exhibit G at the Closing in the form agreed to by the Parties and the appropriate entities, as applicable.

       (d) Purchase Price. (i) Buyer agrees to pay to Breland a net purchase price (the "Purchase Price") which shall reflect the assumption of the Assumed Liabilities but which shall be an amount which is calculated as[$2,200,000] plus the difference between (A) the depreciated book value of the Acquired Assets as of the Closing Date, and (B) the book value of the Assumed Liabilities as of the Closing(A) $2,700,000$3,000,000 plus (B) the Net Worth of BHM and BP as of the Effective Date. The Purchase Price will be adjusted to the Closing Date as set forth in section 2(d)(iv) below to determine the final Purchase Price.

           (ii) An estimate of the Purchase Price (the "Estimated Purchase Price") has been determined to be $3,884,745$4,689,787 based upon the unaudited books and records of BHM and BP as of December 31, 1998. This Estimated Purchase Price will be adjusted for any changes resulting from an audit by independent public accountants of the books and records of Breland, which will be completed prior to Closing.
Closing.             (iii)      Prior to or at  Closing,  Breland
will inform Buyer of its best good faith estimate of the Operational Adjustment. On the Closing Date, Buyer will transfer by wire in immediately available funds for the account of Breland80%If, as a result of the changes resulting from such audit the combined Purchase Price under this and the otherOther Agreement changes by more than $500,000 from the Estimated Purchase Price, plus the estimated Operational Adjustment if it isthen either Buyer or Breland may cancel this Agreement prior to Closing by notice to the other a positive number or less the estimated Operational Adjustment if it is a negative number.Party.

           (iii) On the Closing Date, Buyer will transfer by wire in immediately available funds for the account of Breland 90% of the Estimated Purchase Price.

           (iv) On the Closing Date, Breland will be required to have a Net Worth equal to its Net Worth as of the Effective Date plus the amount of net income earned by BHM and BP subsequent to December 31, 1998 less income or other applicable taxes payable on such net income of BHM and BP. To the extent Net Worth at Closing is determined to be below that amount,the amount determined in accordance with the previous sentence, the Purchase Price will be adjusted lower in an amount equal to the amount of such shortfall of Net Worth which will determine the finalFinal Purchase Price. In order to determine the Net Worth of BHM and
BP at Closing and the Final Purchase Price, following the Closing. Closing, _____________________,McGriff, Dowdy and Associates, the independent public accountants for Breland, will certify to Buyer its determination of the final Purchase Price and Operational Adjustment based upon financial statementsNet Worth of BHM and BP as of theEffective Date, which have been certified by independent public accountants,Closing, and the Vice President of Finance of WHI will certify to Breland itsfinal determination of such Net the Purchase Price and Operational Adjustment which shall be madeWorth in consultation with Deloitte & Touche. To the extent there are differences, they will be promptly submitted and resolved by Ernst & Young, an independent "Big Five" public accounting firm not affiliated with any Party.Young whose fees shall be split evenly between the Parties.

        (e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Breland in Madison, Alabama, commencing at 9:00 a.m. local time on the later of April 13, 1999 or the fifth business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall not be later than May 15, 1999.

       (f) Deliveries at the Closing. At the Closing, (i) Breland will deliver to Buyer the various certificates, instruments, and documents specified in section 6(a) herein; (ii) Buyer will deliver to Breland the various certificates, instruments, and documents specified in section 6(b) herein;
(iii) Breland will deliver to Buyer and record among land and other records, as necessary, good and sufficient general warranty deeds, assignments, certificates of title and bills of sale so as to transfer or assign all of Breland's right, title toand interest in the Acquired Assets to Buyer and such further instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request, all in such form as they shall reasonably approve and all at the sole cost and expense of Breland; (iv) Buyer will execute and deliver to Breland an assumption in the form attached hereto as Exhibit A and such other instruments of assumption as Breland and its counsel may reasonably request; (v) Buyer will deliver to Breland by wire transfer in immediately available funds 90% of the Estimated Purchase Price; and (vi) Buyer shall receive possession and control of all other Acquired Assets.

       (g) Prorations. At Closing, real property taxes, personal property taxes, rent and utilities will be prorated between Buyer and Breland as of the ClosingEffective Date in the manner customarily used in real estate transactions in the jurisdictions where the properties are located.

      (h) Second Closing. A second closing shall occur at such time as the finalFinal Purchase Price has been determined. Buyer shall deliver to Breland by wire transfer in immediately available funds the balance of the Final Purchase Price plus interest at the rate of 6% per annum on any amount owing over 30 days from the Closing Date commencing 30 days following the Closing Date. If the Final Purchase Price is determined to be lower than the funds previously remitted to Breland pursuant to section 2(d)(iii), Breland will refund the difference to Buyer at the secondClosing.

           InClosing. In the event pursuant to 2(c)section 2(d) there are differences between Breland and Buyer'sfinal determination of the Final Purchase Price, Buyer will pay (by wire transfer of immediately available funds) all undisputed amounts, and only amounts in dispute will be submitted to Ernst & Young for determination.

       (i) Allocation. The consideration for the Acquired Assets shall be allocated by the Parties pursuant to Exhibit B attached hereto. Such allocation and the form of the transaction as set forth in this Agreement and the other documents and agreements referred to in this Agreement shall be used for preparation and filing of Internal Revenue Service Form 8594 with respect to the transaction contemplated hereby, and no Party hereto shall take or assert any position inconsistent therewith. Prior to the Closing, the Parties shall cooperate in connection with the preparation, execution and filing with the Internal Revenue Service of all necessary information returns required by Section 1060 of the Internal Revenue Code of 1986, as amended, relating to the allocation of the consideration for the Acquired Assets.

       (j) Employees. At the time of Closing, Buyer may, but shall be under no obligation to, provide employment to employees of Breland and establish arrangements with independent contractors who serve as sales representatives. Buyer shall have no obligation to employees or former employees of Breland and shall not adopt or become liable for any obligation under any Employee Benefit Plan of Breland. At the time of Closing, Breland shall and LWB shall cause BHI and Madison to assign to Buyer all interest in the Employee Agreements listed on Schedule 15.

        (k) Land Development Joint Venture.Limited Liability Company.Company For a period of five (5) years following the Closing, LWB shall conduct all land development activities (with only specified exceptions) for residential building lots through a joint venture to be formed with WHI,limited liability company, 50% owned by LWB and 50% owned by WHI or its Affiliate, tentatively named Century Land Company, L.L.C. ("Century"), which shall be organized and operated in accordance with Exhibit H.F.

          (l) Right of First Refusal on Future Developments.Developments For a period of five (5) years following the Closing or within a reasonable time thereafter, Buyer is hereby granted a Right of First Refusal to purchase all residential building lots developed by LWB and his affiliates.Affiliates.

      (m) Name Change. (m) Name Change BHM and BP shall at the time of Closing or within a reasonable time thereafter, change their names to no longer use the name "Breland" or a similar name.

       (n) Lease of Office Space.Space At the time of Closing, Buyer shall have the right to lease a portion of office space sufficient for the conduct of its business from Breland on a month to monthnet net basis at the rate of $_____ten dollars
($10) per square foot per year in the building located at 103 Mountain Brook Boulevard, Madison Alabama.
Madison,  Alabama.   Such lease shall be cancelable  on  30  days
advance notice.

      (o) Intellectual Property At the time of Closing, LWB shall cause Madison to license on an exclusive or nonexclusive basis as indicated on Schedule 3 certain Intellectual Property owned by Madison and BHI and Madison shall cancel the Licensing Agreement between them for use of such property.

3. Representations and Warranties of Breland. BP, BHM and LWB jointly and severally represent and warrant to Buyer that the statements contained in this section 3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date as though then made and as though the Closing Date were substituted for the Effective Date throughout this section 3, except as set forth in Schedule 11 to the Disclosure Schedule accompanying this Agreement.

       (a) Organization of Breland. BP is a corporation, and BHM is a limited liability company, both of which are duly organized, validly existing, and in good standing under the laws of Alabama. BHM is duly authorized to operate in the state of Mississippi as a foreign limited liability company. BP is wholly-owned by LWB and BHM is wholly owned by LWB and LWB as custodian for his minor child and no other person owns or holds any equity interest in or rights to acquire any equity interest in BP or BHM. LWB is an individual, resident in the state of Alabama.

       (b) Authorization of Transaction. BP, BHM, and LWB have full power and authority to execute and deliver this Agreement, and to perform their respective obligations hereunder and to own or lease their respective properties as now owned or leased and conduct their businesses as now being conducted. Without limiting the generality of the foregoing, the board of directors and stockholders of BP, and the members of BHM have approved and all other necessary corporate or company action has been taken to authorize the execution, delivery, and performance of this Agreement by BP and BHM respectively. This Agreement constitutes the legal, valid and binding obligation of BP, BHM and LWB, enforceable in accordance with its terms and conditions except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by judicial application of general equitable principles.

       (c) Noncontravention. Subject to obtaining the consents listed on Exhibit C, and subject to any restriction on the transfer of licenses and permits, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby including the assignments, transfers and assumptions, referred to in section 2 above, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which BP, BHM or LWB is subject or any provision of the charter or bylaws of BP or the organizational documents and operating agreement of BHM or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of BP, BHM or LWB is a party or by which any of them is bound or to which any of their assets (including the Acquired Assets) is subject or result in the imposition of any Security Interest upon any of their assets (including the Acquired Assets). None of BP, BHM or LWB is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate in any material respect the transactions contemplated by this Agreement (including the assignments, transfer and assumptions referred to in section 2 above) except for filings among the various land records to transfer the real property sold hereunder, and transfer of the titles of vehicles sold hereunder, all as contemplated by this Agreement.

       (d) Brokers' Fees. Breland has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated. The foregoing is not intended to cover obligations to real estate brokers under the Sales Contracts, which obligations shall be assumed by Buyer.

       (e) Title to Assets. Subject to the Permitted Exceptions and any restriction on the transfer of licenses and permits, and except as disclosed in the Title Reports, Breland has good and marketable title to, valid license to use, or a valid leasehold interest in, the properties and assets that constitute the Acquired Assets, free and clear of all Security Interests or restrictions on transfer.

       (f) Subsidiaries. BP and BHM have no Subsidiaries. BrelandBP and BHM do not own or control directly or indirectly or have any direct or indirect capital stock ownership or equity participation in any corporation, partnership, trust, joint venture or other business association.

      (g) Financial Statements. Attached hereto as Exhibit D are the unaudited balance sheets of BHI, BP and BHM on a combined and combining basis at December 31, 1998 (collectively the "Financial Statements"): auditedwhich have been prepared in accordance with generally accepted accounting principles, and as adjusted, to exclude assets which are not Acquired Assets and to exclude liabilities which are not Assumed Liabilities. The Financial StatementsPrior to the Closing, Breland will provide financial statements for BHI, BP and BHM in a combined and combining basis and which shall include a balance sheet, statement of income, changes in stockholders' equity and cash flow at and for the year ended December 31, 1998 (including the notes thereto) which shall be audited and certified by an independent public accountantDeloitte & Touche LLP to be correct and complete in all material respects and present fairly the financial condition of BHI, BP and BHM as of such dates and the results of operations of BP and BHM for such periods, and have been prepared in accordance with generally accepted accounting principles and are consistent with the books and records of BHI, Breland.
BP and BHM and as adjusted in the manner set forth in the first sentence of this paragraph (the "Financial Statements"). The audited financial statements as provided by Breland shall replace the unaudited financial statements for all purposes of this Agreement including the calculation of the Purchase Price in section 2(d)(ii).

       (h) Events Subsequent tofiscal Year End. Since December 31, 1998, there has not been any material adverse change in the business, financial condition, operations, results of operations, or to Breland's Knowledge the future prospects of BP and BHM. Without limiting the generality of the foregoing, since that date:

           (i) Breland, has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

           (ii) No party has, in any material way, accelerated, terminated, modified, or cancelled any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which BP or BHM is a party or by which it is bound except for changes, modifications and cancellations of Sales Contracts and other agreements in the Ordinary Course of Business;

          (iii) Neither BP nor BHM has imposed or permitted to exist any Security Interest upon any of its assets, tangible or intangible;

          (iv)    Neither BP nor BHM has experienced any material
damage,   destruction,  or  loss  (whether  or  not  covered   by
insurance) to its property; and

          (v) There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Breland.

           (vi) PaidNeither BP nor BHM has paid or declared any dividend, redeemed any capital stock or membership interest, or made any distribution to its shareholders or holders of any membership interest.

           (vii) EngagedNeither BP nor BHM has engaged in any transaction with any Affiliate of Breland.

           (viii) Neither BP nor BHM has paid any bonus or made similar compensation payments which were not accrued for prior to the Effective Date, or adjusted any salary to a rate greater than that paid prior to the Effective Date.

        (i) Undisclosed Liabilities. Breland does not have any Liability (and to its Knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Breland giving rise to any Liability) which would affect the Acquired Assets, except for (i) Liabilities set forth in the Financial Statements (including any notes thereto) and (ii) Liabilities which have arisen after the Effective Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and except on Schedule 11.

       (j) Legal Compliance. Breland, to its Knowledge,, has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply which would materially and adversely affect Buyer, Breland, the Acquired Assets or the Assumed Liabilities.

       (k) Tax Matters. Breland has filed with the appropriate governmental agencies all required Tax Returns and paid all amounts required to have been shown thereon. There is no Tax, which has not or will not be paid by Breland or its Affiliates whichas a result of, could give rise to any Liability which would affect the Acquired Assets or which could otherwise be imposed upon Buyer.

      (l)  Real Property.

          (i) Schedules 1A and 1B of the Disclosure Schedule (and as updated by the Final Disclosure Schedule) lists and describes briefly all real property and Improvements that Breland owns.being conveyed to Buyer. With respect to each parcel of owned real property which constitutes part of the Acquired Assets, except as specifically set forth on the Disclosure Schedule or disclosed in the Title Reports:

                (A) Breland has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for the Permitted Exceptions and except for security interestsSecurity Interests relating to debt which will be paid off at Closing or is an Assumed Liability;

                (B) there are no pending, or to its Knowledge, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters adversely affecting the current use, occupancy, or value thereof;

               (C) the legal description for the parcel contained in the deed delivered at Closing and Title Report therefor describes such parcel fully and adequately, the buildings and Improvements thereon are located within the boundary lines of the described parcels of land, are not in violation of any applicable setback requirements, zoning laws, and ordinancesrequirement, zoning law, or ordinance and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications, and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                 (D) Breland has received or applied for all material approvals of governmental authorities including such licenses and permits as are required at the stage of development of the particular parcel and such parcel has been operated and maintained in accordance with applicable laws, rules, and regulations;

                 (E) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                (F) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                 (G) there are no parties, other than Breland, in possession of the parcel of real property;

                  (H) all subdivisions or communities under development are or can be supplied with utilities including, electricity, water, telephone, sanitary sewer or septic tank (in conformity with Health Department regulations), and storm sewer, and other services necessary for the operation of such communities, including, to the extent generally available in such area, gas, cable television, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property;

                (I) each parcel of developed real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way;

                (J) all Improvements have been constructed in a workmanlike fashion, capable of passing inspection by appropriate authorities and with respect to completed homes, capable of being warranted to home purchasers under the homebuilding warranties offered by Breland;

                 (K) all material obligations of Breland to homeowner associations required by law or by covenant have been complied with;

                 (L) all payment and performance bonds or guaranties issued at the request of any party including but not limited to any state, federal or municipal authority for purposes of bonding any on-site or off-site work in connection with the construction of residential structures have been obtained; and

                (M) to Breland's Knowledge all lots are buildable in the Ordinary Course of Business, without extraordinary cost.

               (N) no moritoriammoratorium is in effect and there has been no loss of zoning or imposition of impact fees with respect to any land parcel.

           (ii)   Schedule 4 of the Disclosure Schedule lists and
describes  briefly  all leases with Breland.   Breland  has  made
available to Buyer correct and complete copies of such leases as amended to the date. With respect to each lease listed:

                 (A)   the   lease  is  legal,  valid,   binding,
enforceable, and in full force and effect and, subject to obtaining any required consents to assignment, will continue to be so following assignment and transfer to Buyer;

                (B)  Breland is not and to its Knowledge no other
party is in breach or default, and, to its Knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration under such lease;

                (C) Breland has not and to its Knowledge no other party to the lease has repudiated any provision thereof;

                (D) to Breland's Knowledge there are no disputes, oral agreements, or forbearance programs in effect as to such lease;

                 (E) Breland has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; and

                (F) to Breland's Knowledge, all facilities leased
thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations and all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

      (m) Intellectual Property.

           (i) Breland or Madison owns or has a valid license  to
use   all  Intellectual  Property  listed  on  Schedule  3  which constitutes all Intellectual Property used in the operation of the businesses of BP and BHM as presently conducted.

          (ii) With respect to each item of Intellectual Property listed on Schedule 3 of the Disclosure Schedule:

               (A) Breland or Madison possesses all right, title,
and  interest in andor has a valid license to use the item,  free
and   clear   of  any  Security  Interest,  license,   or   other
restriction;

              (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or to Breland's Knowledge is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

             (D) Breland has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

        (n) Tangible Personal Property. Schedule 2 of the Disclosure Schedule lists as of the Effective Date the major items of office furniture, fixtures and equipment, computer equipment, model home furniture and fixtures, automobiles, trucks, construction and other equipment used in the conduct of the business of BP and BHM as presently conducted. Each item of personal property listed is conveyed to Buyer in reasonably good operating"as is" condition(subject to normal wear and tear),.

       (o) Contracts. Schedules 5A, 5B, 7 and 15 of the Disclosure Schedule lists and as updated by the Final Disclosure Schedule, will list the contracts and other agreements to which Breland is a party and which will be assumed by Buyer. Other than as listed in such schedules there are no agreements necessary or desirable for the operation of BP and BHM which are not being assigned to and assumed by Buyer. Breland has made available to Buyer a correct and complete copy of each Land Contract and Sales Contract and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedules 5A and 5B of the Disclosure Schedule. With respect to each Land Contract and Sales Contract which is an Acquired Asset:
(A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) subject to obtaining any required consents to assignment as listed on Exhibit C, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in section 2 above) and is fully assignable by Breland to Buyer; (C) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; (D) no party has repudiated any provision of the agreement and (E) there has been no moritoriam,moratorium, loss of zoning or imposition of impact fees with respect to any parcel which is subject of a Land Contract.

      (p) Litigation. Schedule 13 sets forth each instance in which Breland (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, is to its Knowledge threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations described could result in any material adverse change in the business, financial condition, operations, results of operations, or, to its Knowledge, future prospects of Breland. Breland has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Buyer.

       (q) Employees. Other than as set forth on Schedule 14, to its Knowledge no executive, key employee, or group of employees has any plans to terminate employment with BP or BHM and no sales representative who is an independent contractor plans to terminate its relationship with BP or BHM. Breland is not a party to or bound by any collective bargaining agreement, has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Breland has not committed any unfair labor practice. To Breland's Knowledge, no organizational efforts are presently being made or threatened by or on behalf of any labor union with respect to employees of Breland. Schedule 15 of the Disclosure Schedule lists all employees of BP, BHM and BHI and all sales representatives for BP, BHM and BHI and specifies all who have employment contracts with BHI, Breland and/or Madison. Breland has obtained the assignment by BHI and Madison of all rights under the employment contracts to Buyer as listed on Schedule 15.

      (r) Employee Benefits.

           Breland has furnished to Buyer copies of each Employee
Benefit   Plan  that  Breland  maintains  or  to  which   Breland
contributes or to which its employees are subject.

      (s) Environment, Health, and Safety.

            (i) To its Knowledge, Breland has complied in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, Breland to its Knowledge, has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has materially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                  (ii)       To  its  Knowledge,  Breland   hasno
Liability and has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Breland giving rise to any Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.
Law   and  to  its  Knowledge  has  no  Liability  in  connection therewith.

       (t) Third Party Consents. Exhibit C sets forth a list of all consents necessary for the assignment and transfer to Buyer of the Acquired Assets at Closing.

        (u) Disclosure. The representations and warranties contained in this section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this section 3 not misleading.

4. Representations and Warranties of Buyer. Buyer represents and warrants to Breland that the statements contained in this section 4 are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this section 4).

       (a) Organization of Buyer. WHA and WHM are limited liability companies and WHI is a corporation duly organized, validly existing, and in good standing under the laws of Alabama, Mississippi and Maryland, respectively.

       (b) Authorization of Transaction. Buyer and WHI have full company or corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. Without limiting the generality of the foregoing, the members or board of directors of WHA, WHM and WHI have approved and all other necessary corporate or company action has been taken to authorize the execution, delivery and performance of this Agreement by WHA, WHM and WHI. This Agreement constitutes the legal, valid and binding obligation of WHA, WHM and WHI, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally or by the judicial application of general equitable principles.

       (c)  Noncontravention.   Neither  the  execution  and  the
delivery  of  this  Agreement,  nor  the  consummation   of   the
transactions contemplated hereby, including the assignments and assumptions referred to in section 2 above, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of their charters, bylaws or organizational documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which any of WHA, WHM or WHI is bound or to which any of their assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in section 2 above).

      (d) Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.payable to Robert Berma The foregoing is not intended to cover obligations to real estate brokers under the Sales Contracts.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      (a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in section 6 herein).

       (b) Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in section 3(c) and section 4(c) above and will use its best efforts to obtain any necessary consent as listed in Exhibit C to the assignment of any contracts, agreements, leases, licenses, permits, bonding and authorizations.

       (c) Operation of Business. Prior to Closing, Breland will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Breland will not (i) undertake or enter into any material transaction without the prior written approval of Buyer or (ii) otherwise engage in any practice, take any action, or enter into any transaction which would result in a distribution or transfer of a substantial portion of the assets of Breland provided, however, that Breland may engage in the normal sale of homes and purchases of materials and supplies without approval by Buyer.

       (d) Preservation of Business. Breland will use its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with developers, lessors, subcontractors, suppliers, customers, and employees.

       (e) Full Access. Breland will permit representatives of Buyer to have full access at all reasonable times and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of Breland, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Breland and its business.

      (f) Notice of Development; Change in Disclosure Schedules.

           (i) Each Party will give the other Parties prompt written notice of any material adverse development which could cause a breach of any of the warranties and representations of the disclosing Party. In the event such disclosure is reasonably deemed by the Party to whom the disclosure is made to materially and adversely affect the transaction contemplated by this Agreement, such Party may terminate this Agreement on written notice.

           (ii) In the event a Party knows or has reason to believe that a representation or warranty made by another Party is incorrect or untrue, such Party shall so notify the other Parties in writing. A Party shall have no claim against any other Party for breach of this Agreement (including any representation or warranty), including indemnification, where such claim is based on a representation or warranty of a Party which the claiming Party knew was incorrect or untrue and did not so notify the Party against whom the claim is made.

          (iii) Two business days prior to Closing Breland shall deliver to Buyer a Final Disclosure Schedule updating the Disclosure Schedule of Breland attached hereto as of the Closing Date. The Final Disclosure Schedule may involve updating of Schedules 1A, 1B, 5A, 5B, 7, 10, 11, 12 and 13 only for matters occurring subsequent to the Effective Date. Such updated Disclosure Schedule shall be substituted for the Disclosure Schedule at the date of this Agreement for all purposes under this Agreement; provided, however, in the event such Final Disclosure Schedule indicates matters which are materially and adversely different than the matters in the original Disclosure Schedule, Buyer may terminate the Agreement and in the event of such termination, the Parties shall have no further obligation or liability to one another. In the event the Final Disclosure Schedule reveals material changes with respect to any asset, Buyer may elect to have such asset and any related liability excluded from being an Acquired Asset or an Assumed Liability, provided, however, that if Buyer elects to exclude any asset, the covenant not to compete set forth in section 8(f) shall not apply to activities with respect to such asset.

     (g) Exclusivity. Breland will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any substantial portion of the assets of Breland (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek the foregoing. Breland will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and will furnish Buyer with copies of any written material in connection therewith.

       (h) Title Reports. Breland will obtain title insurance commitments or binders (the "Title Reports"), at its sole expense, with respect to each parcel of real estate that constitutes part of the Acquired Assets, on a policy form reasonably acceptable to Buyer, issued by a title insurer satisfactory to Buyer in an amount equal to the depreciated book value, which could insure title to such real property to be in Buyer as of the Closing, subject only to exceptions which are satisfactory to Buyer and which could be issued without survey exceptions.

       (i) Surveys. With respect to each parcel of real property as to which a Title Report is to be procured pursuant to section 5(h) above (except where platted),and which has not been platted, Breland will procure, at its sole expense, in preparation for the Closing a current survey of the real property certified to Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing.

       (j) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure.

6.      Conditions to Obligation to Close.

       (a)  Conditions to Obligation of Buyer.  The obligation of
Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

           (i) The representations and warranties set forth in 3 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) Breland shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

           (iii) Breland shall have procured all of the third party consents specified in Exhibit C, all of the Title Reports specified in section 5(h) above and a title insurance policy in connection therewith shall be issued to Buyer, and all of the Surveys specified in section 5(i) above;

          (iv) No action, suit, or proceeding shall be pending or to Breland's Knowledge threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own, license or lease the Acquired Assets or, to operate the former business of Breland
(and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); Breland shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in section 6(a)(i)-(iv) has been satisfied in all respects;

       (v) All applicable waiting periods (and any extensions thereof) under HSR shall have expired or otherwise been terminated, no "second request" for information under HSR shall have been received and Breland and Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in section 3(c) and section 4(c) above;

      (vi) Buyer shall have received from counsel to Breland an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Buyer, and dated as of the Closing Date;

      (vii) Buyer shall have received audited balance sheet and statement of income, changes in stockholders' equity and cash flow at and for the year ended December 31, 1998 for BHI, BHM and BP on a combined basis, meeting the requirements of Regulation S-X of the Securities and Exchange Commission all as audited and certified by independent certified public accountants,Deloitte & Touche LLP, and such financial statements shall not differ materially and adversely from the Financial Statements for such period attached to this Agreement as Exhibit D;

     (viii) All actions to be taken by Breland in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby (including but not limited to certified resolutions approving the transaction, certificates of good standing, and certified organizational documents) will be reasonably satisfactory in form and substance to Buyer and its counsel; and

          (ix) Buyer shall have received an affidavit from Breland that it is not a "foreign person" for withholding purposes under Sec. 1445 of the Internal Revenue Code of 1986, as amended. Buyer may waive any condition specified in this section 6(a) if it executes a writing so stating at or prior to the Closing.

           (x) WHI and LWB shall have entered into the organizational and operating agreements for the land development limited liability company as outlined on Exhibit F, and Buyer shall have entered into the Lot Option Agreements with such company as listed on Exhibit G.

       (b) Conditions to Obligation of Breland. The obligation of Breland to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) The representations and warranties set forth in 4 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

           (iii) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

             (iv)  Buyer  shall  have  delivered  to  Breland   a
certificate to the effect that each of the conditions specified above in section 6(b)(i)-(iii) is satisfied in all respects;

           (v) All applicable waiting periods (and any extensions thereof) under HSR shall have expired or otherwise been terminated and no second request for information under HSR shall have been received and Breland and Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in section 3(c) and section 4(c) above;

         (vi) All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby (including but not limited to certified resolutions approving the transaction, certificates of good standing, and certified organizational documents) will be reasonably satisfactory in form and substance to Breland. Breland may waive any condition specified in this section 6(b) if it executes a writing so stating at or prior to the Closing.

            (vii) Breland shall be released from all liabilities being assumed or paid off by Buyer at Closing.

            (viii) Breland shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to Breland, and dated the Closing
Date.

              (ix) WHI and LWB shall have entered into the organizational and operating agreements for the land development limited liability company outlined in Exhibit F and Buyer shall have entered into the Lot Option Agreements with such company as listed on Exhibit G.

7.     Termination.

       (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) Buyer or WHI may terminate this Agreement prior to Closing by giving written notice to Breland following review by Buyer of the Title Reports, the Surveys, and the Final Disclosure Schedule, and other information concerning the business and operations of Breland if they areBuyer in its sole discretion is not satisfied with the disclosures contained therein or the information obtained.

           (iii) Buyer or WHI may terminate this Agreement by giving written notice to Breland at any time prior to the Closing (A) in the event Breland or LWB has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Breland or LWB of the breach, and the breach has continued without cure for a period of 14 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 15, 1999, by reason of the failure of any condition precedent under 6(a) hereof.
hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement).

           (iv) Breland or LWB may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing
(A) in the event Buyer or WHI has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Breland has notified Buyer or WHI of the breach, and the breach has continued without cure for a period of 14 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 15, 1999, by reason of the failure of any condition precedent under section 6(b) hereof (unless the failure results primarily from Breland itself breaching any
representation,   warranty,  or  covenant   contained   in   this
Agreement).

           (v) Buyer or Breland may terminate this Agreement pursuant to section 2 (d)(ii).

       (b) Effect of Termination. If any Party terminates this Agreement pursuant to section 7 (a)(i) or (ii)(a)(i), (ii) or (v) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party. If any partyParty terminates pursuant to section 7 (a)(iii) or
(iv)  the  other  partyParty  shall  be  liable  for  damages  in connection therewith.
therewith, provided, however, that if this Agreement is terminated because Deloitte & Touche are unable to complete their audit of the financial statements required by section 3(g) and 6(a)(vii) by May 15, 1999, the Parties shall have no further obligation to each other hereunder. Termination of this Agreement shall also constitute a termination of the Other Agreement and termination of the Other Agreement shall constitute termination of this Agreement; both terminations shall be considered to result from the same cause.

8. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

       (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under section 9 below).

       (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (other than by a Party against another Party to this Agreement) in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Breland, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under section 9 below).

       (c) Transition. Breland will not take any action that is designed or intended to have the effect of discouraging any developer, lessor, licensor, customer, supplier, or other business associate of Breland from maintaining the same business relationships with Buyer after the Closing as it maintained with Breland prior to the Closing. Breland will refer all customer inquiries relating to the business of Breland to Buyer from and after the Closing.

        (d) Confidentiality. Breland will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession other than that which Breland is required by law to keep or is necessary in connection with Tax matters. In the event that Breland is requested or required by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, Breland will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this section 8(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Breland is, on the advice of counsel, compelled to disclose any Confidential Information or else stand liable for contempt, then Breland may disclose the Confidential Information; provided, however, that the disclosing person shall use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

        (e) Access to Records. After the Closing Date, Buyer shall preserve the records, files and papers of Breland which are transferred to it and shall, on reasonable notice, allow Breland and its representatives reasonable access thereto and the right to make copies and extracts therefrom during normal business hours for the preparation of such Tax returns as Breland or its parent companiesAffiliates may be required to file and the disposition of any claim that may be made against it, or other reasonable purpose and Buyer shall use its best efforts not to dispose of any item thereof without giving 90 days' prior written notice to Breland of its intention of disposing of same, specifying the items to be disposed of in reasonable detail. Breland shall, within the period of 60 days from receipt of such notice, notify Buyer of Breland's desire to retain one or more items to be disposed of. Buyer shall, upon receipt of such notice from Breland, deliver to Breland, at Breland's expense including reimbursement for personal and out-of-pocket expenses, the items requested by Breland. All records, files and papers reviewed or delivered pursuant to this Section shall be held confidential. Notwithstanding the foregoing, Buyer shall not be liable for any inadvertent disposal of any such records, files and papers.

       (f) Covenant Not to Compete. LWB shall make himself available for consultation with Buyer as needed for one (1) year following the Closing provided such consultation does not unreasonably interfere with other business activities. ForIn view of the sale of goodwill by Breland under this Agreement, for a period of five years from and after the Closing Date, LWB will not engage directly or indirectly through BHI, BHM, BP, or otherwise in the construction and sale of single family homes in Alabama and Mississippi,the Alabama counties ofall Alabama and Mississippi,Alabama counties, including specifically Madison, Limestone, Jefferson, Morgan, Jefferson and Morgan and theMobile, and Baldwin, and all Mississippi counties ofcounties, including specifically Jackson and Harrison, except that the foregoing restriction shall not apply (i) to the development of land for single family homes in a joint venturelimited liability company jointly owned with WHI as outlined in 2(j),section 2(k), (ii) the construction and/or sale of homes on scattered lots (owned by customers) by Madison, or LWB's(iii) the development by LWB directly or through Affiliates of rural properties (without availability of sanitary sewer systems)service other than individual septic tanks) provided however, that Buyer shall have for five years after Closing a Right of First Refusal to purchase all lots on such rural properties upon completion of development. LWB will not use the name "Breland""Breland," "BHI," or a variation thereof on any entity with which he is associated and for two years after Closing will not hire directly or through any business with which he is associated, including Madison, any person who has been an employee of Breland, BHI, WHA, WHM or WHI during the preceding twenty four (24) months, except that LWB or an Affiliate may employ the persons listed on Schedule 14. If the final judgment of a court of competent jurisdiction declares that any term or provision of this section 8(f) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      (g) Warranty Work on Recent Deliveries. Buyer will provide warranty repair work to purchasers of single family homes from Breland who purchased their homes within one year prior to Effective Date for one year subsequent to date of the home purchase. In the event that such warranty repair work undertaken pursuant to this Agreement and the Other Agreement entails costs to Buyer which exceed $35,000 in the aggregate, or relates to houses purchased more than one (1) year prior to Closing,the Effective Date, Breland will reimburse Buyer for its costs in connection therewith; provided, however, Buyer shall bill Breland for the warranty repair work at cost without mark-up, and Buyer will not charge for supervision, handyman labor and administrative support. Breland shall be responsible for all other warranty work on deliveries by Breland prior to the Effective Date. During the one year period after Closing, Buyer will furnish Breland with a monthly report on warranty repair work performed on deliveries by Breland. Schedule 1612 is a list of outstanding warranty claims as of the Effective Date.
Date. Breland reserves the right to enforce any claim for warranty work or indemnification from a subcontractor or supplier notwithstanding any contract assignment to Buyer contained herein.

       (h)  Marketing  and  Promotional  Materials.   Buyer  will
receive Breland's existing supply of marketing and promotional materials, including brochures, pamphlets and other printed materials.

       (i) Use of Non-Transferred Assets. Following Closing, Breland will permit Buyer,to the extent permitted by law, to use licenses, permits, and bonding in place with respect to the Acquired Assets, so that there is no disruption in the homebuilding operations acquired or the development of land in connection therewith.
therewith. Buyer will use its best efforts to become a licensed general contractor in Alabama and Mississippi.

       (j) Land Contracts. With respect to any Land Contract which cannot be transferred to Buyer as contemplated by this Agreement, Breland will pursuant to the direction of Buyer take down lots under such contract on behalf of Buyer and immediately transfer them to Buyer at cost.

       (k) Madison Employees. For two years subsequent to Closing, Buyer will not hire any employee who has been an employee of Madison subsequent to Closing. LWB will cause any Madison employee who was previously an employee of Breland to fully train any person, holding a comparable position and function with WHA and WHM.

9.      Remedies for Breaches of This Agreement.

       (a)   Survival of Representations and Warranties.

           All of the representations and warranties of Buyer and Breland contained in this Agreement shall survive the Closing, and continue in full force and effect thereafter for a period of three years following Closing.

      (b) Indemnification Provisions for Benefit of Buyer.

            (i) In the event Breland breaches, or in the event any third party alleges facts that, if true, would mean Breland has breached any of their representations, warranties, and covenants contained in this Agreement, and, provided that Buyer makes a written claim for indemnification against Breland pursuant to section 10(f) herein, then Breland agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification including any Adverse Consequences Buyer may suffer, arising out of, relating to, in the nature of, or caused by the breach or the alleged breach.

            (ii)   Breland  agrees to indemnify  Buyer  from  and
against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                (A) any Liability of Breland which is not an Assumed Liability;

                (B) any Liability of Buyer arising by operation of law, including under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability, which is not an Assumed Liability; or

                (C)    any  Liability of Breland for  the  unpaid
Taxes of Breland, LWB or any Person controlled by LWB as a transferee or successor, by contract, or otherwise.

                 (D) any Liability resulting from the operation of a business by Breland prior to the Closing Date except for the Assumed Liabilities.

           (iii) Breland agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by claims for severance pay arising as a result of an employee's status as an employee of Breland or arising under Employee Benefit Plans of Breland, or applicable to employees or former employees.

      (c) Indemnification Provisions for Benefit of Breland.

           (i) In the event Buyer breaches, or in the event any third party alleges facts that, if true, would mean Buyer has breached, any of its representations, warranties, and covenants contained in this Agreement, including those contained in the assumption attached as Exhibit A and, provided that Breland makes a written claim for indemnification against Buyer pursuant to section 10(f) herein, then Buyer agrees to indemnify Breland from and against the entirety of any Adverse Consequences Breland may suffer through and after the date of the claim for indemnification including any Adverse Consequences Breland may suffer, arising out of, relating to, in the nature of, or caused by the breach or the alleged breach.

          (ii) Buyer agrees to indemnify Breland from and against the entirety of any Adverse Consequences Breland may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

             (iii) Any Liability for Taxes which because they relate to matters occurring subsequent to Closing are rightfully the obligations of Buyer, except for real estate taxes prorated under section 2(g).

            (iv) Except as otherwise provided in this Agreement, any Liability resulting from the operation of a business by Buyer or relating to the Acquired Assets for occurrences subsequent to Closing.

       (d)  Matters Involving Third Parties.

           (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless and then solely to the extent the Indemnifying Party thereby is prejudiced.

           (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with reasonable evidence that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

           (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with section 9(d)(ii), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, not to be withheld unreasonably, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be withheld unreasonably.

           (iv) In the event any of the conditions in section 9(d)(ii) is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith),
(B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim including reasonable attorneys' fees and expenses, and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this section 9.

       (e)  Determination of Adverse Consequences.   The  Parties
shall  take  into account the time cost of money  in  determining
Adverse Consequences for purposes of this section 9.

       (f) Basket and Cap. An Indemnified Party shall have no right to indemnification unless and until the aggregate of all claims of the Indemnified Party pursuant to this Agreement and the Other Agreements exceeds $ _________Agreement exceeds One Hundred Thousand Dollars ($100,000) above any applicable insurance coverage and further an Indemnifying Party's liability for indemnification pursuant to this Agreement and the other AgreementsOther Agreement shall in no event exceed $________ million.$3 million above any applicable insurance coverage. The foregoing limitations on liability shall not apply, however, to
(a) Third Party claims arising in connection with homes delivered by Breland prior to Effective Date including any product liability or warranty claims in connection therewith or (b) payment of the balance of the Purchase Price pursuant to section 2(h). The foregoing shall not limit the amount which may be recoverable pursuant to applicable insurance coverage.

       (g) Insurance Coverage. It shall not be necessary for an Indemnified Party to first attempt to recover any Adverse
Consequences from a third party before seeking indemnity hereunder. The Adverse Consequences which an Indemnifying Party is liable to, for or on behalf of the Indemnified Party pursuant to this (9),section 9, shall be reduced (including, without limitation, retroactively) through subsequent repayment as described below by an amount equal to any insurance proceeds including, but not limited to, proceeds from title insurance, actually received by or on behalf of such Indemnified Party relating to the Adverse Consequences. If an Indemnified Party shall have received or shall have been paid on its behalf an indemnity payment in respect of any Adverse Consequences and insurance proceeds in respect of such Adverse Consequences are also received by the Indemnified Party, then such Indemnified Party shall pay Indemnifying Party any excess amount received. The Indemnified Party covenants and agrees to use all reasonable efforts to collect all such sums as are available to it under its existing insurance policies including, but not limited to, title insurance policies, which would be applicable to any such Adverse Consequences. All insurance policies shall contain waiver of subrogation endorsements.

       (h) Contractor Indemnification. Breland shall retain the right to be indemnified by contractors and subcontractors as provided in section 8(g).

      10.  Miscellaneous.

      (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        (b) Entire Agreement. This Agreement (including instruments referred to herein) and the Other Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. Except as specifically set forth herein, Breland makes no representation or warranty to Buyer, express or implied, including any implied warranty of future profitability of its business.

       (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      (d) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original  but
all   of  which  together  will  constitute  one  and  the   same
instrument.

       (e)  Headings.   The section headings  contained  in  this
Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if sent by facsimile transmission and confirmed by United States mail or sent by reputable overnight delivery service and addressed to the intended recipient as set forth below:

     If to Breland to:              Copy to:
     103 Mountain Brook Boulevard   John R. Wynn
     Madison, Alabama  35758        Lanier, Ford, Shaver & Payne
     Attention: Louis Breland       P.O. Box 2087
     Telephone:  256-461-8900       Huntsville, Alabama  35804
     Fax: 256-461-7744              Fax:  256-935-1135

      If to Buyer:                    Copy to:
      Washington Homes, Inc.          Washington Homes, Inc.
      1802 Brightseat Road            1802 Brightseat Road
      Landover, Maryland  20785       Landover, Maryland  20785
      Attention: Geaton A. DeCesaris, Jr. Attention:  Laurence R.
Jaffe
      Telephone:  301-772-8900        Telephone:  301-772-8900
      Fax:  301-772-1380


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Alabama without giving effect to any choice or conflict of law provision or rule whether of the State of Alabama or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Alabama.

       (h) Amendments and Waivers. Except as specifically provided in this Agreement, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       (j) Expenses. Buyer and Breland will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Breland shall be responsible for payment of the following in connection with the transactions contemplated by the Agreement: (i) title report fees and title insurance premiums, (ii) survey fees, (iii) transfer taxes, (iv) sales taxes, (v) recording fees, and (vi) expense of environmental reports, and such fees and expenses shall not be reflected in the determination of Net Worth at the Closing Date as set forth in section 2(d)(iv) above. Buyer shall be responsible for payment of the following in connection with the transactions contemplated by this Agreement: (i) audit fees of Deloitte and Touche for auditing financial statements, and (ii) any fees or costs with respect to licenses, permits, authorizations, bonds or the like Buyer is required to obtain.

        (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure
Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail or cross references detail.another schedule. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

      (l) Incorporation of Exhibits and Disclosure Schedules. The
Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

       (m) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted inany court of the United States or any state thereof having jurisdiction over the Parties and the matter, accordance with section 10(o) below, in addition to any other remedy to which it may be entitled, at law or in equity.

        (n) Bulk Transfer Laws. Buyer acknowledges that Breland will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and hereby waives such compliance subject to the agreements of Breland to indemnify Buyer pursuant of section 9(b).

        (o) Dispute Resolution. The Parties recognize that disputes may arise in the future concerning the Agreement or any ancillary document executed in connection with this Agreement (a "Dispute). Therefore, the parties shall resolve any and all such Disputes of any nature whatsoever in the following manner:

           (i) Negotiation. In the event of a Dispute, the Parties shall attempt to settle such Dispute through informal negotiations. To this effect, they shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. Notwithstanding the foregoing, nothing in this subsection 10(o)(i) shall preclude any Party from commencing arbitration at any time.

          (ii) Arbitration. Any Dispute which remains unresolved shall be submitted to binding arbitration in accordance with Chapter 1, Title 9 of the United States Code (United States Arbitration Act). Arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules as supplemented by its Supplementary Procedures for Complex Cases.

           (iii) Situs. The situs of the arbitration shall be Huntsville, Alabama.Nashville, Tennessee.

           (iv) Number and Qualification of Arbitrators. The arbitrators shall be decided by a panel of three neutral arbitrators. AAA shall recommend arbitrators from its commercial panel, giving due regard to the Parties' desire to have arbitrators with experience in hearing commercial arbitrations. From such AAA recommended list of arbitrators Breland shall appoint an arbitrator and the Buyer shall appoint an arbitrator. The two party-appointed arbitrators shall jointly and promptly appoint the third arbitrator who must be an attorney licenses to practice and in good standing in Alabama, who shall act as chairperson of the panel. Recognizing the intent of the Parties to obtain impartial, independent decisions and rulings, each arbitrator shall disclose to the Parties and to the other Parties of the panel, any professional, familial or social relationships, present or past, with any party or counsel. Any Party may challenge in writing the appointment or continued service of any arbitrator for lack of independence, partiality or any other case likely to impair such arbitrator's ability to render a fair and equitable decision. Where such challenge is made to an arbitrator, the AAA shall uphold or dismiss the challenge. In the event the challenge is upheld, such arbitrator shall cease to be a member of the panel. Any arbitrator may be removed upon agreement of the Parties.

           (v) Remedies. All decisions or rulings of the panel, as well as any interim or final award, shall be pursuant to the majority vote of the three (3) arbitrators comprising the panel. Except as limited in this Section 10(o), the arbitrators shall have authority to award a remedy or relief that a court of Alabama could award or grant, including, without limitation, specific performance of any obligation created under the Agreement, the issuance of an injunction, pre-judgment or post-judgment interest or the imposition of sanctions for abuse or frustration of the arbitration process.

           (vi) Fees and Expenses. The arbitrators shall have the discretion and authority to award to the prevailing Party, if any, as determined by the arbitrators, all of its costs and fees, in such amounts as the arbitrators deem just. "Costs and Fees" means all reasonable pre-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expenses, other out-of-pocket expenses, witness fees and attorneys'and witness fees, except each Party shall be responsible for its own attorney's fees.

          (vii) Finality and Enforcement. Any decision or award rendered by the arbitrators shall be final, binding and conclusive. The Parties hereby agree to submit to the personal jurisdiction of the courts of the States of Maryland, Alabama, or Mississippi for the enforcement of the award. The decision or award may also be enforced in any other court of competent jurisdiction.


      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                        WESTMINSTER HOMES OF ALABAMA, L.L.C.

                        By:____________________________________
                        Name: ___________________________
                        Title:   ___________________________


                        WESTMINSTER HOMES OF MISSISSIPPI, L.L.C.

                        By:____________________________________
                        Name: ___________________________
                        Title:   ___________________________

                        WASHINGTON HOMES, INC.

                        By:____________________________________
                        Name: ___________________________
                        Title:   ___________________________


                        BRELAND HOMES OF MISSISSIPPI, L.L.C.

                        By:____________________________________
                        Name: ___________________________
                        Title:   ___________________________


                        BRELAND PROPERTIES, INC.

                        By:____________________________________
                        Name: ___________________________
                        Title:   ___________________________


                         _______________________________________
                         LOUIS W. BRELAND